UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported):
August 11, 2010 (August 9, 2010)
HOLLY ENERGY PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-32225	20-0833098
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
100 Crescent Court, Suite 1600, Dallas, Texas 75201-6915
(Address of Principal Executive Offices)
(214) 871-3555
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.
     On August 9, 2010, HEP Tulsa LLC (“HEP Tulsa”), a subsidiary of Holly Energy Partners, L.P. (the “Partnership”) entered into a term sheet (the “Term Sheet”) with Holly Refining & Marketing - Tulsa LLC (“Holly Tulsa”), a subsidiary of Holly Corporation (“Holly”), the entity that controls the Partnership’s general partner, regarding the construction of facilities by HEP Tulsa at Holly Tulsa’s refinery site in Tulsa, Oklahoma (the “Tulsa Refinery”), which will include facilities and pipelines to interconnect the Western and Eastern complexes of the Tulsa Refinery. The construction projects are anticipated to begin in August of 2010 and to be completed by the end of 2010 for an estimated combined construction cost not to exceed $35 million without further approval by the Board of Directors and the Conflicts Committee of the Partnership. The Term Sheet is not binding, and its terms are subject to the negotiation of definitive agreements by the parties and approval by the Conflicts Committee of the Partnership, except for the parties’ binding agreement that, in the event that definitive documents are not mutually agreed upon by December 31, 2010, Holly Tulsa will complete the projects and reimburse HEP Tulsa for all costs it incurred in connection with the completion of the projects, and HEP Tulsa will convey any interest it has in such projects to Holly Tulsa.
     The description of the term sheet is qualified by reference to the copy of the term sheet filed as Exhibit 10.1 to this report, which is incorporated herein by reference in its entirety.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

ExhibitNo.	Description
10.1	Term Sheet dated August 9, 2010

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOLLY ENERGY PARTNERS, L.P.

By:	HEP Logistics Holdings, L.P., its General Partner

	By:	Holly Logistic Services, L.L.C., its General Partner

		By:	/s/ Bruce R. Shaw

Bruce R. Shaw
Senior Vice President and
Chief Financial Officer
Date:     August 11, 2010

EXHIBIT INDEX

ExhibitNo.	Description
10.1	Term Sheet dated August 9, 2010

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